Exhibit 99.1

            VaxGen Begins Phase II Trial of Anthrax Vaccine Candidate

      BRISBANE, Calif. - April 15, 2004 - VaxGen, Inc. (Nasdaq: VXGN) announced today that it has initiated a Phase II trial of its recombinant anthrax vaccine, rPA102. The 13-month trial is taking place at up to 12 medical centers in the United States and is one of two studies of rPA102 that VaxGen intends to initiate this year under a multi-year, $80.3 million U.S. government contract from the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health.

      "Given the urgent unmet need for a next-generation anthrax vaccine, VaxGen is particularly pleased to advance the clinical development of rPA102," said Lance K. Gordon, Ph.D., VaxGen's president and chief executive officer. "The ability to start a Phase II clinical trial of rPA102 within months of winning our latest anthrax contract from NIAID is a testament to VaxGen's ability to deliver results under tight deadlines and to satisfy the regulatory and contractual requirements of the program. We look forward to continuing what has been a very productive public-private sector collaboration."

      The Phase II study will evaluate the safety and immunogenicity of different formulations of rPA102 among 480 healthy volunteers. Each formulation will contain varying concentrations of recombinant Protective Antigen (rPA) and aluminum hydroxide, an adjuvant designed to enhance the immune response. The goal of the study is to determine the optimal combination of rPA and the adjuvant required to induce the most robust immune response. rPA is a synthetic protein that induces antibodies that are designed to prevent illness by neutralizing anthrax toxins.

      VaxGen plans to conduct a second Phase II trial of rPA102 later this year that will be designed to determine the optimal dosing schedule for the anthrax vaccine candidate, both for prevention and treatment of exposure to inhalation anthrax.

      Based on the work of the U.S. Army Medical Research Institute of Infectious Diseases, rPA102 combines the potential safety benefits of a product made through modern recombinant technology with efficacy demonstrated in animal models. rPA102 cannot cause anthrax infection.

      VaxGen began developing rPA102 to address the need for an anthrax vaccine that has an improved safety profile and a more practical dosing schedule compared to the existing licensed anthrax vaccine. The approved dosing regimen for the only currently licensed anthrax vaccine in the United States, AVA, requires six doses administered over an 18-month period.

      VaxGen launched a Phase I trial of rPA102 in the second quarter of 2003 that compared the safety and immunogenicity of escalating doses of rPA102 to those of AVA. The results of the study, presented at the International Conference on Emerging Infectious Diseases (ICEID) in Atlanta on March 2nd, indicated that rPA102 elicited an immune response comparable to that of

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AVA, even though AVA contained more than 10 times the amount of adjuvant. The study also demonstrated a dose-response relationship in all rPA treatment groups. rPA102 was well-tolerated, with no significant safety or reactogenicity issues.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and plague and an anthrax monoclonal antibody in collaboration with AVANIR Pharmaceuticals. The company is also the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's product candidates. For more information, please visit the company's web site at: www.vaxgen.com.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of VaxGen's clinical development of rPA102, the ultimate safety and efficacy of rPA102 and VaxGen's ability or intentions to sell the vaccine. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to
Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004 under the heading "Additional Business Risks" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release except as required by law.

Media Contact

Kesinee Angkustsiri Yip, Associate Director
Corporate Communications
650-624-2304

Investor Contact

Lance Ignon
Vice President, Corporate Affairs
650-624-1041